Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

FIRST QUARTER 2017 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Second Quarter 2017

EVANSTON, Ill., May 4, 2017 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Financial Highlights

•	Total investment income of $16.2 million

•	Net investment income of $7.9 million, or $0.35 per share

•	Adjusted net investment income of $8.2 million, or $0.37 per share(1)

•	Net increase in net assets resulting from operations of $9.5 million, or $0.42 per share

•	Invested $55.0 million in debt and equity securities, including three new portfolio companies

•	Received proceeds from repayments and realizations of $47.7 million

•	Paid regular quarterly dividend of $0.39 per share on March 24, 2017

•	Repaid $24.8 million of SBA debentures

•	Net asset value (NAV) of $354.8 million, or $15.80 per share, as of March 31, 2017

Management Commentary

“Our investment portfolio delivered solid first quarter results with net investment income increasing 11.3% and adjusted net investment income rising 13.9% year-over-year,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “In the first quarter, M&A related opportunities largely drove investments of $55.0 million, as well as repayments and realizations totaling $47.7 million. Fidus remains well positioned to selectively grow our portfolio, with a focus on our long-term goal of generating attractive risk-adjusted returns from our debt and equity investments.”

(1) Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2017 Financial Results

For the three months ended March 31, 2017, total investment income was $16.2 million, an increase of $1.5 million, or 10.2%, over the $14.7 million of total investment income for the three months ended March 31, 2016. The increase was attributable to a $1.2 million increase in interest income resulting from higher average debt investment balances outstanding during the three months ended March 31, 2017 as compared to the same period in 2016, a $0.5 million increase in dividend income due to increased levels of distributions received from equity investments during the three months ended March 31, 2017 as compared to the same period in 2016, and partially offset by a $(0.2) million decrease in fee income during the three months ended March 31, 2017 as compared to the same period in 2016.

For the three months ended March 31, 2017, total expenses, including income tax provision, were $8.3 million, an increase of $0.7 million or 9.2%, over the $7.6 million of total expenses, including income tax provision, for the three months ended March 31, 2016. Interest and financing expenses for both the three months ended March 31, 2017 and 2016 were $2.6 million. The base management fee increased $0.3 million, or 15.0%, to $2.3 million for the three months ended March 31, 2017 due to higher average total assets during the three months ended March 31, 2017 as compared to the same period in 2016. The incentive fee for the three months ended March 31, 2017 was $2.3 million, a $0.4 million, or 21.1%, increase from the $1.9 million incentive fee for the three months ended March 31, 2016, which is comprised of increases in the income and capital gains incentive fees of $0.2 million and $0.2 million, respectively, during the three months ended March 31, 2017, as compared to the same period in 2016. The administrative service fee, professional fees and other general and administrative expenses totaled $1.1 million for both the three months ended March 31, 2017 and 2016.

Net investment income for the three months ended March 31, 2017 was $7.9 million, an increase of $0.8 million, or 11.3%, compared to net investment income of $7.1 million during the three months ended March 31, 2016, as a result of the $1.5 million increase in total investment income compared to only a $0.7 million increase in total expenses, including income tax provision.

For the three months ended March 31, 2017, the total net realized gain on investments was $6.4 million. During the three months ended March 31, 2017, we recorded a net change in unrealized depreciation on investments of $(3.4) million attributable to (i) the reversal of net unrealized appreciation of $(4.5) million related to the exit, sale or restructuring of investments, resulting in unrealized depreciation, (ii) net unrealized depreciation of $(2.1) million on debt investments and (iii) net unrealized appreciation of $3.2 million on equity investments. During the three months ended March 31, 2016, we recorded a net change in unrealized appreciation on investments of $0.8 million attributable to (i) the reversal of net unrealized depreciation on investments of $0.9 million related to the exit or sale of investments, resulting in unrealized appreciation, (ii) net unrealized depreciation of $(5.9) million on debt investments and (iii) net unrealized appreciation of $5.8 million on equity investments.

During the three months ended March 31, 2017, we recorded $(1.4) million of income tax provision for realized gains on investments. During the three months ended March 31, 2016, no income tax provision for realized gains on investments was recorded.

As a result of these events, our net increase in net assets resulting from operations during the three months ended March 31, 2017 was $9.5 million, an increase of $2.0 million, or 26.7%, compared to a net increase in net assets resulting from operations of $7.5 million during the three months ended March 31, 2016.

Portfolio and Investment Activities

As of March 31, 2017, the fair value of our investment portfolio totaled $536.6 million and consisted of 55 active portfolio companies and four portfolio companies that have sold their underlying operations. As of March 31, 2017, two debt investments bore interest at a variable rate, which represented $18.0 million of our portfolio on a fair value basis, and the remainder of our debt portfolio was comprised of fixed rate investments. Overall, the portfolio had net unrealized appreciation of $20.5 million as of March 31, 2017. As of March 31, 2017, our average active portfolio company investment at amortized cost was $9.4 million, which excludes investments in the four portfolio companies that have sold their underlying operations. The weighted average yield on debt investments as of March 31, 2017 was 12.9% (excluding debt investments on non-accrual status, if any).

First quarter 2017 investment activity included the following new portfolio company investments:

•	New Era Technology, Inc., a global provider of end-to-end IT solutions primarily to the state and local government, education, and healthcare markets. Fidus invested $12.3 million in subordinated notes and common equity.

•	Revenue Management Solutions, LLC, a leading provider of services that match, reconcile, and facilitate the posting of healthcare payments received against submitted claims from healthcare providers, benefit managers, and billing companies. Fidus invested $12.3 million in subordinated notes and common equity.

•	TransGo, LLC, a specialty manufacturer and designer of aftermarket automotive transmission parts and repair kits. Fidus invested $10.5 million in subordinated notes and common equity.

Liquidity and Capital Resources

As of March 31, 2017, Fidus had $19.1 million in cash and cash equivalents. SBA debentures outstanding were $199.3 million and unfunded SBA commitments totaled $51.0 million as of March 31, 2017. Fidus had no borrowings outstanding on its senior secured revolving credit facility as of March 31, 2017. The weighted average interest rate on debt outstanding as of March 31, 2017 was 3.9%.

Subsequent Events

•	On April 7, 2017, we sold our equity investment in Anatrace Products, LLC for a realized gain of $0.9 million.

Second Quarter 2017 Dividend of $0.39 Per Share Declared

On May 1, 2017, the Company’s Board of Directors declared a regular quarterly dividend of $0.39 per share for the second quarter of 2017, payable on June 23, 2017 to stockholders of record as of June 9, 2017.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2017 taxable income, as well as the tax attributes for 2017 dividends, will be made after the close of the 2017 tax year. The final tax attributes for 2017 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2017 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 5, 2017. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 74487099.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00pm ET on May 5, 2017 until 11:59pm ET on May 10, 2017 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 74487099. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	March 31, 2017 (unaudited)	December 31, 2016
ASSETS
Investments, at fair value
Affiliate investments (cost: $114,846 and $113,995, respectively)	$134,054	$132,013
Non-control/non-affiliate investments (cost: $401,222 and $386,519, respectively)	402,548	392,441

Total investments, at fair value (cost: $516,068 and $500,514, respectively)	536,602	524,454
Cash and cash equivalents	19,092	57,083
Interest receivable	5,152	4,407
Prepaid expenses and other assets	816	798

Total assets	$561,662	$586,742

LIABILITIES
SBA debentures, net of deferred financing costs	$195,405	$219,901
Borrowings under credit facility, net of deferred financing costs	(375)	(462)
Accrued interest and fees payable	753	3,122
Management and incentive fees payable – due to affiliate	9,114	8,830
Administration fee payable and other – due to affiliate	220	570
Taxes payable	1,590	555
Accounts payable and other liabilities	143	441

Total liabilities	206,850	232,957

Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 22,457,576 and 22,446,076, shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively)	22	22
Additional paid-in capital	340,350	340,101
Undistributed net investment income	8,731	9,626
Accumulated net realized (loss) on investments, net of taxes and distributions	(14,829)	(19,908)
Accumulated net unrealized appreciation on investments	20,538	23,944

Total net assets	354,812	353,785

Total liabilities and net assets	$561,662	$586,742

Net asset value per common share	$15.80	$15.76

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended March 31,
	2017	2016
Investment Income:
Interest income
Affiliate investments	$2,674	$2,844
Non-control/non-affiliate investments	12,074	10,603

Total interest income	14,748	13,447
Dividend income
Affiliate investments	278	162
Non-control/non-affiliate investments	380	81

Total dividend income	658	243
Fee income
Affiliate investments	6	7
Non-control/non-affiliate investments	776	968

Total fee income	782	975
Interest on idle funds and other income	40	26

Total investment income	16,228	14,691

Expenses:
Interest and financing expenses	2,584	2,600
Base management fee	2,313	1,983
Incentive fee	2,378	1,880
Administrative service expenses	351	321
Professional fees	469	482
Other general and administrative expenses	278	318

Total expenses	8,373	7,584

Net investment income before income taxes	7,855	7,107
Income tax (benefit) provision	(4)	25

Net investment income	7,859	7,082

Net realized and unrealized gains (losses) on investments:
Net realized gains on affiliates investments	26	—
Net realized gains (losses) on non-control/non-affiliate investments	6,438	(310)
Net change in unrealized (depreciation) appreciation on investments	(3,406)	768
Income tax (provision) from realized gains on investments	(1,385)	—

Net gain on investments	1,673	458

Net increase in net assets resulting from operations	$9,532	$7,540

Per common share data:
Net investment income per share-basic and diluted	$0.35	$0.43

Net increase in net assets resulting from operations per share — basic and diluted	$0.42	$0.46

Dividends declared per share	$0.39	$0.39

Weighted average number of shares outstanding — basic and diluted	22,446,970	16,301,499

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2017 and 2016.

	($ in thousands) Three months ended March 31, (unaudited)
	2017	2016
Net investment income	$7,859	$7,082
Capital gains incentive fee expense	335	92

Adjusted net investment income	$8,194	$7,174

	(Per share) Three months ended March 31, (unaudited)
	2017	2016
Net investment income	$0.35	$0.43
Capital gains incentive fee expense	0.01	0.01

Adjusted net investment income (1)	$0.37	$0.44

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
Fidus Investment Corporation	(212) 838-3777
(847) 859-3940	jburfening@lhai.com